Exhibit 99.1
Amentum Reports Fiscal Year 2024 Results and Affirms its Fiscal Year 2025 Guidance

Strong finish to Fiscal Year 2024 including a successful public market debut
GAAP Revenues of $8.4 billion, 7% growth; GAAP Net Loss of $82 million
Pro Forma Revenues of $13.9 billion, 4% growth
Pro Forma Net Income of $32 million; Pro Forma Adjusted EBITDA of $1,052 million, up 7%
Amentum affirms its Fiscal Year 2025 Capital Markets Day financial guidance

CHANTILLY, VA., December 16, 2024 — Amentum Holdings, Inc. (“Amentum” or the “Company”) (NYSE: AMTM), a leading advanced engineering and technology company, today announced results for the fiscal year ended September 27, 2024, and affirmed its outlook for fiscal year 2025.

“We reported strong results for fiscal year 2024, delivering top-line and bottom-line growth,” commented Amentum Chief Executive Officer John Heller. “2024 was a significant year in our Company’s history, culminating in the merger of Amentum with Jacobs’ Critical Mission Solutions and Cyber & Intelligence businesses to create one of the strongest advanced engineering and technology companies in the industry. Today, over two months since the merger, we continue to be excited about the combined strength of these two historic businesses. We have transformed Amentum into a larger, more diversified company with broader customer reach and capabilities to deliver greater value to the world’s most complex challenges. In fiscal year 2025 we already see positive momentum and are confident in our outlook.”

Summary Operating Results
	Fiscal Year Ended
(in millions, except per share data)	September 27, 2024	September 29, 2023	% Change
GAAP Measures:
Revenues	$8,388	$7,865	7%
Operating income	$291	$57	411%
Net loss	$(82)	$(314)	74%
Diluted loss per share	$(0.90)	$(3.49)	74%

Pro Forma and Non-GAAP Measures[1]:
Pro Forma Revenues	$13,858	$13,371	4%
Pro Forma Adjusted EBITDA[1]	$1,052	$986	7%
Pro Forma Adjusted EBITDA Margin[1]	7.6%	7.4%	+20 bps
Pro Forma Adjusted Net Income[1]	$489	$453	8%
Pro Forma Adjusted Diluted Earnings Per Share (EPS)[1]	$2.01	$1.86	8%

1 – Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Amentum’s results of operations and financial condition, including its ability to comply with financial covenants. See Unaudited Pro Forma Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

GAAP Results

GAAP revenues, which exclude Jacobs' Critical Mission Solutions and Cyber & Intelligence (CMS) businesses, increased 7% year-over-year driven by new contract awards and growth on existing programs. GAAP operating income increased primarily as a result of a non-cash impairment charge that was recognized during fiscal year 2023. Operating income also benefited from reduced intangible amortization expense and the higher revenue volume. GAAP net loss and diluted loss per share improved year-over-year due to the higher operating income and a gain on the acquisition of a controlling interest, partially offset by higher interest expense and a loss on extinguishment of debt.

Pro Forma and Non-GAAP Results

Pro forma revenues, which include the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, increased 4% year-over-year driven by new contract awards and growth on existing programs partially offset by the expected ramp-down of other historical programs. Pro Forma Adjusted EBITDA increased 7% year-over-year primarily due to the higher revenue volume and improved operating performance. Pro Forma Adjusted Net Income and Adjusted Diluted Earnings Per Share increased due to the higher operating income partially offset by increased tax expense.

Backlog and Contract Awards

As of September 27, 2024, the Company had a total backlog of $45.0 billion, compared with $26.8 billion a year ago, an increase of $18.2 billion primarily due the addition of backlog from CMS. Funded backlog as of September 27, 2024 was $7.6 billion.

Notable Fiscal Year 2024 Awards

•U.S. Department of Energy (DOE) Hanford Integrated Tank Disposition Contract (HITDC) – The U.S DOE awarded HITDC, a ten-year $45 billion single-award indefinite delivery indefinite quantity contract, to Hanford Tank Waste Operations & Closure, LLC, a joint venture partnership which includes Amentum that will bring the most advanced environmental capabilities to safely clean up the Hanford Site near Richland, Washington.

•U.S. Naval Sea Systems Command (NAVSEA) Lifecycle and Engineering Solutions – The NAVSEA International Fleet Support Program Office awarded Amentum a five-year $592 million contract to deliver life-cycle support, system upgrades, systems integration support, training, and other technical solutions to eligible allied international naval forces.

•U.K. Ministry of Defence (MOD) Hypersonic Technologies and Capability Development Framework (HTCDF) – Amentum secured a position across all lots on the HTCDF framework, which is valued at up to $1.25 Billion (£1 billion) over seven years, and was established to accelerate development of a sovereign UK Hypersonic Capability, while bolstering AUKUS collaboration with Australia and the United States.

•U.S. Army Fixed Wing Aircraft Fleet Maintenance and Modernization – The U.S. Army’s Program Executive Office – Aviation, Fixed Wing Project Office awarded Amentum a six-year $946 million contract to provide complete system maintenance and modernization solutions for the U.S. Army’s government-owned fixed wing transport aircraft fleet.

•Information Analysis Center Multiple-Award Contract (IAC-MAC) Research, Development, Test, and Evaluation (RDT&E) Solutions – Amentum was awarded multiple five-year task orders under IAC-MAC totaling over $350 million to deliver critical research and development capabilities in areas such as microelectronics, electronic warfare, and Intelligence, Surveillance, and Reconnaissance systems.

•U.K. and Australia Awards – Amentum was awarded contracts valued over $1 billion in fiscal year 2024 to support the U.K. and Australian governments by providing solutions on pressing challenges, from energy transition and environmental remediation to cybersecurity and digital modernization.

•Commercial Awards – Amentum was awarded contracts valued at over $1 billion in fiscal year 2024 to support a variety of Fortune 500 customers in critical areas including: advanced product research and development; design, deployment and optimization of 5G networks, critical infrastructure management, and development of clean energy solutions.

Fiscal Year 2025 Guidance

Amentum affirms its fiscal year 2025 guidance originally presented at Capital Markets Day on August 13, 2024 and provides Adjusted Diluted Earnings Per Share (EPS) guidance.

(in millions, except per share data)	Fiscal Year 2025 Guidance
Revenues	$13,800	-	$14,200
Adjusted EBITDA[1]	$1,060	-	$1,100
Adjusted Diluted EPS[1]	$2.00	-	$2.20
Free Cash Flow[1]	$475	-	$525
1 – Represents a Non-GAAP financial measure - see the related explanations included elsewhere in this release. Amentum does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

Webcast Information

Amentum will host a conference call beginning at 8:30 a.m. Eastern time on Tuesday, December 17, 2024 to discuss the results for the fiscal year ended September 27, 2024. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the Amentum website at ir.amentum.com. After the call concludes, a replay of the webcast can be accessed on the Investor Relations website.

About Amentum

Amentum is a global leader in advanced engineering and innovative technology solutions, trusted by the United States and its allies to address their most significant and complex challenges in science, security and sustainability. Our people apply undaunted curiosity, relentless ambition and boundless imagination to challenge convention and drive progress. Our commitments are underpinned by the belief that safety, inclusion and well-being are integral to success. Headquartered in Chantilly, Virginia, we have more than 53,000 employees in approximately 80 countries.

Visit us at amentum.com to learn how we advance the future together.

Cautionary Note Regarding Forward Looking Statements

This release contains or incorporates by reference statements that relate to future events and expectations and, as such, could be interpreted to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements may be characterized by terminology such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including projections of financial performance; statements of plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to products or services; any statements regarding future economic conditions or performance; any statements of assumptions underlying any of the foregoing; and any other statements that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others: changes in U.S. or global economic, financial, business and political conditions, including changes to governmental budgetary priorities; our ability to comply with the various procurement and other laws and regulations; risks associated with contracts with governmental entities; reviews and audits by the U.S. government and others; changes to our professional reputation and relationship with government agencies; the occurrence of an accident or safety incident; the ability of the Company to control costs, meet performance requirements or contractual schedules, compete effectively or implement its business strategy; the ability of the Company to retain and hire key personnel, and retain and engage key customers and suppliers; the failure to realize the anticipated benefits of the 2024 transaction with Jacobs Solutions Inc.; potential liabilities associated with shareholder litigation or other settlements or investigations; evolving legal, regulatory and tax regimes; and other factors set forth under Item 1A, Risk Factors in the annual report on Form 10-K (the “Annual Report”), and from time to time in documents that we file with the SEC. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under the section entitled “Risk Factors” in the Annual Report. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Pro Forma and Non-GAAP Measures

This release includes the presentation and discussion of pro forma financial information that incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X. This release also includes the presentation and discussion of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income, Pro Forma Adjusted Diluted Earnings Per Share, and Free Cash Flow, which are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These pro forma and non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as substitutes for, financial information prepared in accordance with GAAP. Management of the Company believes these pro forma and non-GAAP measures, when read in conjunction with the Company’s financial statements prepared in accordance with GAAP and, where applicable, the reconciliations herein to the most directly comparable GAAP measures, provide useful information to management, investors and other users of the Company’s financial information in evaluating operating results and understanding operating trends by adjusting for the effects of items we do not consider to be indicative of the Company’s ongoing performance, the inclusion of which can obscure underlying trends. Additionally, management of the Company uses such measures in its evaluation of business performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of financial results from period to period. The computation of pro forma and non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

Definitions of applicable non-GAAP measures and reconciliations to the most directly comparable GAAP measures are provided elsewhere in this release.

Contacts

Investor Relations Contact	Media Contact

Nathan Rutledge	Roela Santos
IR@amentum.com	Roela.Santos@amentum.com

AMENTUM HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Quarters Ended		Years Ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Revenues	$2,212	$2,137	$8,388	$7,865
Cost of revenues	(2,013)	(1,894)	(7,590)	(7,083)
Selling, general, and administrative expenses	(137)	(99)	(353)	(297)
Amortization of intangibles	(57)	(74)	(228)	(298)
Equity earnings of non-consolidated subsidiaries	22	10	74	56
Goodwill impairment charges	—	—	—	(186)
Operating income	27	80	291	57
Interest expense and other, net	(108)	(112)	(438)	(397)
Loss on extinguishment of debt	(42)	—	(45)	—
Gain on acquisition of controlling interest	69	—	69	—
Loss before income taxes	(54)	(32)	(123)	(340)
Benefit for income taxes	76	9	40	19
Net income (loss)	22	(23)	(83)	(321)
Less: net loss attributable to non-controlling interests	4	17	1	7
Net income (loss) attributable to common shareholders	$26	$(6)	$(82)	$(314)

Basic and diluted income (loss) per share attributable to common shareholders	$0.28	$(0.07)	$(0.90)	$(3.49)
Basic and diluted weighted average shares outstanding	92	90	91	90

AMENTUM HOLDINGS, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 27, 2024	September 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$452	$305
Accounts receivable, net	2,401	1,440
Prepaid expenses and other current assets	231	186
Total current assets	3,084	1,931
Property and equipment, net	144	85
Equity method investments	123	104
Goodwill	5,556	2,891
Intangible assets, net	2,623	988
Other long-term assets	444	414
Total assets	$11,974	$6,413

LIABILITIES
Current liabilities:
Current portion of long-term debt	$36	$45
Accounts payable	764	560
Accrued compensation and benefits	696	369
Contract liabilities	113	120
Other current liabilities	356	282
Total current liabilities	1,965	1,376
Long-term debt, net of current portion	4,643	4,067
Deferred tax liabilities	370	141
Other long-term liabilities	444	413
Total liabilities	7,422	5,997

SHAREHOLDERS' EQUITY
Common stock, $0.01 par value – 1,000,000,000 shares authorized and 243,302,173 shares issued and outstanding at September 27, 2024; no shares authorized, issued or outstanding at September 29, 2023.	2	—
Additional paid-in capital	4,962	772
Retained deficit	(527)	(445)
Accumulated other comprehensive income	23	48
Total Amentum shareholders' equity	4,460	375
Non-controlling interests	92	41
Total shareholders' equity	4,552	416
Total liabilities and shareholders' equity	$11,974	$6,413

AMENTUM HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Quarters Ended		Years Ended
	September 27, 2024	September 29, 2023	September 27, 2024	September 29, 2023
Cash flows from operating activities
Net income (loss)	$22	$(23)	$(83)	$(321)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	6	7	23	27
Amortization of intangibles	57	74	228	298
Amortization of deferred loan costs and original issue discount	6	5	22	21
Goodwill impairment charges	—	—	—	186
Derivative instruments	3	16	37	21
Equity earnings of non-consolidated subsidiaries	(22)	(10)	(74)	(56)
Distributions from equity method investments	15	7	61	49
Deferred income taxes	(98)	(43)	(115)	(62)
Equity-based compensation	15	—	18	3
Gain on acquisition of controlling interest	(69)	—	(69)	—
Other	8	(1)	14	2
Changes in assets and liabilities, net of effects of business acquisition:
Accounts receivable, net	52	(36)	81	(68)
Prepaid expenses and other assets	8	49	78	56
Accounts payable, contract liabilities, and other current liabilities	(100)	109	(211)	(24)
Accrued employee compensation and benefits	(14)	(40)	43	(82)
Other long-term liabilities	(2)	18	(6)	17
Net cash (used in) provided by operating activities	(113)	132	47	67
Cash flows from investing activities
Acquisitions, net of cash acquired	488	—	488	—
Purchase of property and equipment	(4)	(4)	(11)	(12)
Contributions to equity method investments	(1)	(1)	(1)	(17)
Return of capital from equity method investments	—	—	—	14
Other	—	—	(1)	(2)
Net cash provided by (used in) investing activities	483	(5)	475	(17)
Cash flows from financing activities
Borrowings on revolving credit facilities	—	234	562	1,201
Payments on revolving credit facilities	—	(234)	(562)	(1,201)
Proceeds from borrowing under the term loans	2,620	—	2,620	—
Repayments of borrowings under the credit agreement	(4,002)	(9)	(4,177)	(34)
Proceeds from issuance of Senior Notes	1,000	—	1,000	—
Payments of debt issuance fees	(38)	—	(38)	—
Proceeds from borrowings under other agreements	—	—	1	5
Repayments of borrowings under other agreements	(3)	(3)	(13)	(67)
Capital contribution	235	—	235	—
Capital contribution from non-controlling interest	—	—	—	13
Distributions to non-controlling interests	(4)	(1)	(6)	(24)
Other	(1)	(2)	(4)	(5)
Net cash used in financing activities	(193)	(15)	(382)	(112)
Effect of exchange rate changes on cash	4	(2)	7	1
Net change in cash and cash equivalents	181	110	147	(61)
Cash and cash equivalents, beginning of period	271	195	305	366
Cash and cash equivalents, end of period	$452	$305	$452	$305

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES

The presentation and discussion of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income, Pro Forma Adjusted Diluted EPS, and Free Cash Flow are not measures of financial performance under Generally Accepted Accounting Principles in the United States (“GAAP”). These non-GAAP measures should be considered only as supplements to, and should not be considered in isolation or used as a substitute for, financial information prepared in accordance with GAAP. Management believes these non-GAAP measures, when read in conjunction with our consolidated financial statements prepared in accordance with GAAP and the reconciliations herein to the most directly comparable GAAP measures, provide useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Pro Forma Adjusted EBITDA is defined as pro forma net (loss) income attributable to common shareholders, which incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, adjusted for pro forma interest expense and other, net, pro forma (benefit) provision for income taxes, pro forma depreciation and amortization, and excludes the following discrete pro forma items:
•Acquisition, transaction, and integration costs – Represents acquisition, transaction and integration costs, including severance, retention, and other adjustments related to acquisition and integration activities.
•Amortization of intangibles – Represents the amortization of intangible assets.
•Non-cash GAAP expense (gain) – Represents a non-cash goodwill impairment charge and a non-cash gain on acquisition of controlling interest.
•Loss on extinguishment of debt – Represents the write-off of debt discount and debt issuance costs as a result of debt modifications.
•Utilization of certain fair market value adjustments assigned in purchase accounting – Represents the periodic utilization of the fair market value adjustments assigned to certain equity method investments and non-controlling interests based on the remaining period of performance for the related contract.
•Share-based compensation – Represents non-cash compensation expenses recognized for share based arrangements.
Pro Forma Adjusted EBITDA Margin is defined as Pro Forma Adjusted EBITDA divided by Pro Forma Revenues.
Pro Forma Adjusted Net Income is defined as pro forma net (loss) income attributable to common shareholders, which incorporates the results of CMS prepared in accordance with the requirements of Article 11 of Regulation S-X, excluding the discrete pro forma items listed under Pro Forma Adjusted EBITDA and the related pro forma tax impacts.
Pro Forma Adjusted Diluted EPS is defined as Pro Forma Adjusted Net Income divided by pro forma diluted weighted average number of common shares outstanding.
Free Cash Flow is defined as GAAP cash flow provided by operating activities less purchases of property and equipment.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the fiscal year ended September 27, 2024:

	For the Year Ended September 27, 2024
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Loss on extinguishment of debt	Utilization of fair market value adjustments	Share-based compensation	Pro Forma Non-GAAP results

Revenues	$13,858	$—	$—	$—	$—	$—	$13,858

Operating income	$462	$62	$499	$—	$1	$10	$1,034
Non-operating expense, net	(390)	—	—	45	—	—	(345)
Income before income taxes	72	62	499	45	1	10	689
Provision for income taxes [1]	(37)	(13)	(120)	(11)	—	—	(181)
Net income	35	49	379	34	1	10	508
Less: net income attributable to non-controlling interests	(3)	—	—	—	(16)	—	(19)
Net income (loss) attributable to common shareholders	$32	$49	$379	$34	$(15)	$10	$489

Basic and diluted income (loss) per share attributable to common shareholders	$0.13	$0.20	$1.56	$0.14	$(0.06)	$0.04	$2.01
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$32	$49	$379	$34	$(15)	$10	$489
Net income margin [2]	0.2%						3.5%
Depreciation expense	37	—	—	—	—	—	37
Amortization of intangibles	499	—	(499)	—	—	—	—
Interest expense and other, net	345	—	—	—	—	—	345
Provision for income taxes	37	13	120	11	—	—	181
EBITDA (non-GAAP)	$950	$62	$—	$45	$(15)	$10	$1,052
EBITDA margin	6.9%						7.6%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net loss attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the fiscal year ended September 29, 2023:

	For the Year Ended September 29, 2023
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Non-cash GAAP expense (gain)	Utilization of fair market value adjustments	Share-based compensation	Pro Forma Non-GAAP results

Revenues	$13,371	$—	$—	$—	$—	$—	$13,371

Operating income	$129	$39	$592	$186	$6	$21	$973
Non-operating expense, net	(279)	—	—	(69)	—	—	(348)
(Loss) income before income taxes	(150)	39	592	117	6	21	625
(Provision) benefit for income taxes [1]	(4)	(9)	(142)	17	(2)	—	(140)
Net (loss) income	(154)	30	450	134	4	21	485
Less: net (loss) income attributable to non-controlling interests	9	—	—	—	(41)	—	(32)
Net (loss) income attributable to common shareholders	$(145)	$30	$450	$134	$(37)	$21	$453

Basic and diluted (loss) income per share attributable to common shareholders	$(0.60)	$0.12	$1.85	$0.55	$(0.15)	$0.09	$1.86
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243

Net (loss) income attributable to common shareholders	$(145)	$30	$450	$134	$(37)	$21	$453
Net (loss) income margin [2]	(1.1)%						3.4%
Depreciation expense	45	—	—	—	—	—	45
Amortization of intangibles	592	—	(592)	—	—	—	—
Interest expense and other, net	348	—	—	—	—	—	348
Provision (benefit) for income taxes	4	9	142	(17)	2	—	140
EBITDA (non-GAAP)	$844	$39	$—	$117	$(35)	$21	$986
EBITDA margin	6.3%						7.4%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net loss attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the quarter ended September 27, 2024:

	For the Quarter Ended September 27, 2024
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Loss on extinguishment of debt	Utilization of fair market value adjustments	Share-based compensation	Pro Forma Non-GAAP results

Revenues	$3,565	$—	$—	$—	$—	$—	$3,565

Operating income	$98	$42	$125	$—	$1	$3	$269
Non-operating expense, net	(140)	—	—	42	—	—	(98)
(Loss) income before income taxes	(42)	42	125	42	1	3	171
Provision for income taxes [1]	(11)	(4)	(30)	(10)	—	—	(55)
Net (loss) income	(53)	38	95	32	1	3	116
Less: net (loss) income attributable to non-controlling interests	2	—	—	—	(3)	—	(1)
Net (loss) income attributable to common shareholders	$(51)	$38	$95	$32	$(2)	$3	$115

Basic and diluted (loss) income per share attributable to common shareholders	$(0.21)	$0.16	$0.39	$0.13	$(0.01)	$0.01	$0.47
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243	243

Net (loss) income attributable to common shareholders	$(51)	$38	$95	$32	$(2)	$3	$115
Net (loss) income margin [2]	(1.4)%						3.2%
Depreciation expense	9	—	—	—	—	—	9
Amortization of intangibles	125	—	(125)	—	—	—	—
Interest expense and other, net	98	—	—	—	—	—	98
Provision for income taxes	11	4	30	10	—	—	55
EBITDA (non-GAAP)	$192	$42	$—	$42	$(2)	$3	$277
EBITDA margin	5.4%						7.8%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net loss attributable to common shareholders divided by revenues.

AMENTUM HOLDINGS, INC.
UNAUDITED PRO FORMA NON-GAAP FINANCIAL MEASURES
(in millions, except per share data and margin percentages)

The following table presents the unaudited pro forma combined reconciliation of Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Margin, Pro Forma Adjusted Net Income and Pro Forma Adjusted Diluted EPS to the most directly comparable pro forma measures for the Company, including CMS, for the quarter ended September 29, 2023:

	For the Quarter Ended September 29, 2023
	Pro Forma results	Acquisition, transaction and integration costs	Amortization of intangibles	Utilization of fair market value adjustments	Share-based compensation	Pro Forma Non-GAAP results

Revenues	$3,597	$—	$—	$—	$—	$3,597

Operating income	$115	$17	$148	$4	$2	$286
Non-operating expense, net	(91)	—	—	—	—	(91)
Income before income taxes	24	17	148	4	2	195
Provision for income taxes [1]	(2)	(4)	(36)	(1)	—	(43)
Net income	22	13	112	3	2	152
Less: net income attributable to non-controlling interests	19	—	—	(28)	—	(9)
Net income (loss) attributable to common shareholders	$41	$13	$112	$(25)	$2	$143

Basic and diluted income (loss) per share attributable to common shareholders	$0.17	$0.05	$0.46	$(0.10)	$0.01	$0.59
Basic and diluted weighted average shares outstanding	243	243	243	243	243	243

Net income (loss) attributable to common shareholders	$41	$13	$112	$(25)	$2	$143
Net (loss) income margin [2]	1.1%					4.0%
Depreciation expense	11	—	—	—	—	11
Amortization of intangibles	148	—	(148)	—	—	—
Interest expense and other, net	91	—	—	—	—	91
Provision for income taxes	2	4	36	1	—	43
EBITDA (non-GAAP)	$293	$17	$—	$(24)	$2	$288
EBITDA margin	8.1%					8.0%

1 - Calculation uses a full year estimated statutory rate on each non-GAAP tax deductible adjustment, unless the nature of the item requires application of specific tax treatment for related impacts.
2 - Calculated as net loss attributable to common shareholders divided by revenues.